EXHIBIT 12
CINEMARK, INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

					Period From		Period From
					January 1, 2006		October 5, 2006
	Year Ended		Year Ended		to		to	Year Ended		Year Ended
	December 31, 2004		December 31, 2005		October 4, 2006		December 31, 2006	December 31, 2007		December 31, 2008

			(Predecessor)					(Successor)
Computation of Earnings:
Pretax income (loss) from continuing operations before equity income (loss) and minority interests	$44,522		$37,277		$41,354		$(17,695)	$197,746		$(21,953)

Add:
Fixed charges	111,063		127,278		101,491		56,378	208,723		182,185

Amortization of capitalized interest	460		470		354		117	474		489

Distributed income (loss) of equity investees	173		227		(1,800)		154	(2,462)		(2,373)
Pretax losses of equity investees for which charges arising from guarantees are included in fixed charges	—		—		—		—	—		—

Less:
Capitalized interest	(407)		(74)		(86)		—	(618)		(270)
Preference security dividend requirements of cons subs	—		—		—		—	—		—
Minority interest in pretax income of subs that have not incurred fixed charges	(4,353)		(924)		(1,790)		321	(792)		(3,895)

TOTAL EARNINGS	$151,458		$164,254		$139,523		$39,275	$403,071		$154,183

Computation of Fixed Charges:
Interest expense	69,470		82,883		66,109		41,037	140,869		111,362
Capitalized interest	407		74		86		—	618		270
Amortization of debt issue costs	3,473		3,984		3,082		1,183	4,727		4,696
Interest factor on rent expense	37,713		40,337		32,214		14,158	62,509		65,857

TOTAL FIXED CHARGES	$111,063		$127,278		$101,491		$56,378	$208,723		$182,185

RATIO OF EARNINGS TO FIXED CHARGES (1)	1.36	x	1.29	x	1.37	x	—	1.93	x	—

(1)	For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before taxes plus fixed charges excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue cost and that portion of rental expense which we believe to be representative of the interest factor. For the period from October 5, 2006 to December 31, 2006 and the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $17.1 million and $28.0 million, respectively.